EXHIBIT 99.1

GeoPharma Reports Second Consecutive Quarter of Record Revenues

LARGO, Fla.—(BUSINESS WIRE)—June 26, 2008—GeoPharma, Inc. (NASDAQ:GORX) (the “Company”) announced today a second consecutive quarter of record revenues reporting an unprecedented $23,890,000 for the fiscal fourth quarter ended March 31, 2008. The highest quarterly revenue total in the Company history represents a 31% jump sequentially versus the 3rd quarter ended December 31, 2007 and a 68.5% increase versus the corresponding quarter a year ago. GeoPharma finished the fiscal year on March 31, 2008 with total revenues of $57,893,000.

Commenting on the financial report GeoPharma CEO Mihir K. Taneja said, “We continue to enjoy the top line progress the company has been exhibiting due primarily to our Dynamic Health Products acquisition, which has been accretive on every level in the short time since the deal was consummated. We look forward to the continued integration of Dynamic to further bolster our financial goals. It is with great umbrage that we report that our bottom line number is not where we expected it to be at this time. This is mainly attributable to several factors including increased SG&A expenses, increased advertising expense in our branded products division and a small increase in expenses related to the Pharma division. It is our firm belief that 2009 will be a hallmark year for the Company, we remain confident that our two Antibiotic facilities will be granted approval in the near-term. The progress of our Ovarian Cancer Diagnostic Device is going extraordinarily well and ahead of schedule. Our core business is tracking higher again and we fully expect a return to profitability within fiscal year 2009, with anticipated revenues in excess of $100 million.”

Year End and Q4 Highlights

•	Total revenues for the fiscal year ended March 31, 2008 was $57.9 million, a 3.2% decrease compared to $59.8 million for the Fiscal year ended March 31, 2007.

•	Total selling, general and administrative (“SGA”) expenses were $20.8 million for the fiscal year 2008 as compared $15.6 million, a 33.3% increase.

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Research and development (“R&D”) expenditures for the fiscal year totaled approximately $1.6 million all of which was charged as an expense to operations as compared to approximately $1.5 million of R&D expense for the fiscal year ended March 31, 2007.

•	Net loss for fiscal 2008 was $(7.4) million as compared to net income of $2.2 million for fiscal 2007.

•	Total revenues for the fourth quarter ended March 31, 2008 grew to $23.9 million, a 66.0% increase as compared to the fourth quarter ended March 31, 2007 of $14.4 million.

•	Gross profits were $4.6 million for the March 2008 quarter, a 10.3% increase compared to the $4.2 million March 2007 quarter.

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Research and development (“R&D”) expenditures for the three months ended March 31, 2008 totaled approximately $608,000 all of which was charged as an expense to operations as compared to $567,000 of R&D expense for March 2007 quarter.

•	Net loss for the March quarter 2008 was $(2.8) million as compared to net income of $534,000 in the March quarter 2007.

Conference Call Information

GeoPharma will host a conference call to discuss results on Thursday June 26, at 4:35 p.m. (ET) with CEO, Mihir Taneja, Senior VP/CFO, Carol Dore-Falcone and Alexander Nachman Director of Corporate Communications. Participants may dial in to register the day of the conference call 5 minutes before, or 4:30 p.m. ET. The dial in number for participants is 1-877-407-8031 (Toll Free) or 1-201-689-8031 (For International Callers).

The Conference call can also be accessed via webcast by utilizing the following link: http://www.vcall.com/CustomEvent/webcast.asp?ID=131486.

Participants in the conference call will be able to submit questions in writing over the internet. Conference call replay: will be available by webcast until: 09/27/2008 or by telephone replay until: 07/10/2008. The telephone replay numbers are 1-877-660-6853 or 1-201-612-7415 The following Pass Codes will be required for either style of replay: Account# 286 and Conference ID# 289732.

About GeoPharma, Inc.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in 3 main market segments: Specialty Pharma, Manufacturing, and Distribution. The Specialty Pharma division specializes in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing and Distribution divisions, manufacture, package, and distribute generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

GeoPharma’s growth strategy is to capitalize on its research and manufacturing expertise to develop medical devices and high margin generic drug products for niche markets with high barriers to entry. GeoPharma’s competitive advantage in these areas is in its ability to navigate the challenges that such market pursuits present effectively.

Currently GeoPharma employs nearly 300 people and operates facilities in Florida, Maryland, Pennsylvania, Nevada, Rhode Island, and Texas utilizing over 330,000 Sq. Ft. of office, warehouse, manufacturing and laboratory facilities.

For further information visit the “For Investors” section of the GeoPharma website at www.geopharmainc.com.

Forward Looking Statements

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal year ended March 31,
	2008	2007
Total Revenues	$57,893,000	$59,792,000
Gross Profit	$10,949,000	$16,868,000
Stock compensation expense	$957,000	$1,582,000
Depreciation and amortization	$1,866,000	$1,164,000
SG&A	$17,992,000	$12,840,000
Other income / (expense), net	$(568,000)	$257,000
Income tax benefit (expense)	$2,510,000	$(343,000)
Preferred dividends	$408,000	$300,000
Net income (loss) available to common shareholders	$(7,425,000)	$2,206,000
Basic earnings (loss) per common share outstanding	$(0.59)	$0.22
Basic weighted average common shares outstanding	12,541,659	9,875,332
Diluted earnings (loss) per common share outstanding	$(0.59)	$0.19
Diluted weighted average common shares outstanding	12,541,659	13,230,014

CONTACT:	GeoPharma, Inc., Largo
Alexander Nachman
Director of Investor and Media Relations
1-727-471-0850, ext. 243
IR@GeoPharmainc.com

SOURCE:	GeoPharma, Inc.